Filed Pursuant To Rule 433

Registration No. 333-217785

August 29, 2017

Debunking 5 Common Gold Misconceptions August 2017 | By George Milling-Stanley, Head of Gold Strategy, SPDR ETFs; Howard Wen, Senior Gold Strategist, SPDR ETFs; and Diego Andrade, Gold Strategist, SPDR ETFs Gold is again attracting investor interest in 2017. This interest isn’t surprising — investors tend to flock to gold when uncertainty is heightened and when equity returns may be overstretched. As we have highlighted in a number of earlier blogs, gold may be able to perform several roles within a balanced investment portfolio, including: Acting as a diversifier Gold has the potential to play a diversifying role in a portfolio because it historically has not correlated strongly with other major asset classes held in a typical portfolio.1 Reducing total portfolio risk Including a gold allocation within a balanced portfolio may reduce its overall volatility and improve risk-adjusted returns because gold has relatively low historical correlation to many major asset classes that may help diversify a portfolio.2 For investors who are already comfortable with a given level of risk, adding a small gold allocation may allow them to move further out along the risk spectrum in some of their other investments, and that may also improve risk-adjusted returns. Potential hedge against unexpected events Gold has a long track record of at times holding its value or rising when other assets are falling in a differentiated manner.3    The potential for possibly lowering portfolio volatility with an allocation to gold is not the only reason to own gold, and we’ve found there are a number of outdated notions holding back investors from making a long-term allocation in gold. To tackle this issue, we’ve put together a list of what we perceive to be five common misconceptions about gold and what we believe to be the reality behind these common misunderstandings. Misconception 1: Gold’s Only Function is as an Inflation Hedge Reality Although gold has historically tended to perform well during periods of high and sustained inflation that has not always been the case. The blue boxes in the chart below highlight times in the early 1990s and 2000s that gold prices did not surge even though the inflation risk premium, or the amount of extra yield investors require to protect against inflation, did increase. In other words, gold may play an important role in portfolios, but there are other drivers to its return than an increase in prices. Figure 1: Inflation Risk Premium & Price of Gold Don’t Always Move in Lockstep — US Sell 5 year & Buy 10 Year Bond Yield Spread — LBMA Gold Price PM -1000 100 200 300 0 500 1000 1500 2000 Oct 1992 Oct 1998 Nov 2004 Dec 2010 Jan 2017 Debunking 5 Common Debunking 5 Common Price of Gold ($/Troy Ounce) Inflation Risk Premium (BPS) Source: Bloomberg Finance L.P. & State Street Global Advisors (SSGA) Research, from October 1992 to January 31, 2017.

Debunking 5 Common Gold Misconceptions    2    State Street Global Advisors Misconception 2: Gold does not Pay any Interest or Produce any Income, so it has no Value    Reality There are many reasons to buy gold beyond its potential value as an investment. For instance, many people purchase gold for cultural and religious purposes.    Jewelry represents the largest source of annual demand for gold, accounting for more than 47 percent of demand for the precious metal in 2016. Within gold jewelry consumption, China and India purchased more than half of the world’s gold jewelry last year, and while demand fell in both countries last year, their historical affinity for gold remains strong.4 So, while investment demand is important for setting the price of gold, it is actually a small portion of overall demand. This highlights how gold demand is different than traditional assets and actually does not respond to business cycle changes in the same way as many other commodities.    Misconception 3: Buying or Selling by Central Banks is the Primary Driver of Gold Prices    Reality While central bank purchases and sales are an important factor in gold prices, central bank activity rarely affects more than 10% of each year’s demand or supply. From 1989 to 2009, central bankers were net sellers to the private sector of about 10% of the annual gold supply; since 2010, central banks have been net purchasers of about 10% of annual demand. Meanwhile jewelry regularly accounts for around 50% or more of end-user demand, and the use of gold in industrial and technological applications accounts for up to another 10%. Investment demand has historically ranged from roughly 10% to 30% annually, though it was more than 40% in 2016.5    Misconception 4: Gold does not Deserve an Allocation in a Portfolio Because it is Volatile    Reality Gold actually ranks around the midrange in terms of volatility when the precious metal’s price is compared with various stock and bond indices.* (See Figure 4). Moreover, if one considers that indices tend to be less volatile than their individual stock or bond components, gold’s potential volatility may be less of a concern. In other words, claiming that gold might be overly volatile relative to other investments may be misguided.    * Indices representing gold, stocks and bonds in the above comparison are as follows: Gold = LBMA Gold Price PM (USD/oz); Equities = MSCI EAFE Index, MSCI EAFE Index; Bonds = Bloomberg Barclays US Treasury Index, Bloomberg Barclays US Corporate High Yield Index, Bloomberg Barclays Global Treasury Ex-US Index.    Figure 2: Standard Performance of SPDR® Gold Shares (GLD®) as of 06/30/2017    1 Month (%)     QTD (%) YTD (%) 1 Year (%) 3 Years (%) 5 Years (%) 10 Years (%) Since Inception 11/18/2004 (%) NAV -1.92 -0.31 6.96 -6.32 -2.27 -5.30 6.25 8.10    Market Value -2.16 -0.59 7.67 -6.72 -2.68 -5.33 6.26 7.98    LBMA Gold Price PM -1.89 -0.21 8.41 -5.94 -1.88 -4.92 6.68 8.53    Gross Expense Ratio: 0.40%.    Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit spdrs.com for most recent month-end. Performance returns for periods of less than one year are not annualized. Index returns are unmanaged and do not reflect the deduction of any fees or expenses. The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund’s NAV is calculated. If you trade your shares at another time, your return may differ.

State Street Global Advisors    Misconception 5: Positive Real Interest Rates Lead to Negative Gold Prices    Reality The traditional view is that positive real interest rates lead to negative gold prices. However, Figure 5 shows this is not always the case. Gold’s return has tended to be positive under both negative and moderately positive interest rate regimes, although gold’s return has tended to be negative in high-rate regimes.    The Takeaway for Investors    Today’s uncertain market environment may be the ideal time for investors to rethink any of these common misconceptions about gold and the potential role gold can play in an investment portfolio.    1 Over the past 25 years, the correlation of gold to stocks, bonds and other commodities was -0.01, 0.19, and 0.44, respectively. Source: SSGA, Bloomberg, as of 12/31/2015. Computed using monthly return data from Dec 1990 to Dec 2015. Correlation measures the degree to which the deviations of one variable from its mean are related to those of a different variable from its respective mean. Stocks represented by S&P 500 Index; Bonds represented by the Bloomberg Barclays US Aggregate Index; Commodities represented by Bloomberg Commodity Index. Index returns reflect all items of income, gain and loss and the reinvestment of dividends and other income.    2 World Gold Council, An Investors Guide to the Gold Market US Edition, December 2010. As quoted in SSGA. The Case for Gold: A Strategic Asset.    3 FactSet, SSGA, from 12/31/1989 to 12/31/2013.    4 World Gold Council, “Gold Demand Trends Full Year 2016,” published 02/03/2017.    5 Source: Metals Focus; GFMS, Thomson Reuters; ICE Benchmark Administration; World Gold Council: Gold Demand Trends Full Year 2016, and Gold Demand Trends Full Year 2015, as of 2/2017 and 2/2016. respectively.    Learn More    For more information, please visit spdrs.com/gld.    Figure 4: Gold’s Volatility Tends to be Lower than Certain Equities    Bloomberg Barclays US Treasury Index Bloomberg Barclays Global Treasury Ex-US Index Bloomberg Barclays US Corporate High Yield Index Bloomberg Commodity Index MSCI EAFE Index LBMA Gold Price PM (USD/oz) MSCI Emerging Markets Index Dow Jones US Select REIT Index Volatility 0 10 20 30 40 Source: Bloomberg Finance L.P., SSGA. Data from 01/31/07 to 01/31/17 reflect annualized monthly averages for 120 months. Past performance is no guarantee of future results.    Figure 5: Gold’s Return has been Higher Under Low and Moderate Real Rate Regimes*    -1.0 -0.5 0.0 0.5 1.0 1.5 Negative (<0%) Moderate (0%–4%) High (>4%) Average Monthly Return of Gold (%) Source: World Gold Council. Data between January 1970 and December 2016.    * Real rate regime based on the 1-year constant maturity treasury bill minus the corresponding month year-on-year CPI inflation. Averages computed using monthly gold returns. Standard error refers to the standard deviation of the corresponding sample for each regime divided by the square root of the number of observations in the sample. Statistical significance computed as a two-way T test at a 5% significance level.    Past performance is not a guarantee of future results. Performance above is not meant to represent the performance of any exchange traded fund. 3 Debunking 5 Common Gold Misconceptions

State    Street Global Advisors    Glossary MSCI Emerging Markets Index The MSCI Emerging Markets Index captures large and mid-cap representation across 23 emerging markets countries. With 834 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.    Dow Jones US Select REIT Index A benchmark of US REITs and REIT-like securities that screens for market capitalization, liquidity and percentage of revenue derived from ownership and operation of real estate securities. It is float market cap weighted and quoted in dollars.    MSCI EAFE Index An equities benchmark that captures large- and mid-cap representation across developed market countries around the world, excluding the US and Canada.    Bloomberg Barclays Global Treasury ex-US Index A benchmark designed to track the fixed-rate local currency sovereign debt issued by investment-grade countries outside the US. Bonds must have a remaining maturity of one year or more.    Bloomberg Barclays U.S. Corporate High Yield Bond Index The Barclays U.S. High Yield Index covers the universe of fixed rate, non-investment grade debt. Eurobonds and debt issues from countries designated as emerging markets (sovereign rating of Baa1/BBB+/BBB+ and below using the middle of Moody’s, S&P, and Fitch) are excluded, but Canadian and global bonds (SEC registered) of issuers in non-EMG countries are included. The index includes both corporate and non-corporate sectors.    Bloomberg Barclays US Treasury Index US dollar-denominated, fixed-rate, nominal debt issued by the US Treasury. Treasury bills are excluded by the maturity constraint, but are part of a separate Short Treasury Index.    Bloomberg Barclays US Aggregate Bond Index A benchmark that provides a measure of the performance of the US dollar denominated investment grade bond market, which includes investment grade government bonds, investment grade corporate bonds, mortgage pass through securities, commercial mortgage backed securities and asset backed securities that are publicly for sale in the US.    Bloomberg Commodity Index A broadly diversified commodity price index distributed by Bloomberg Indexes that tracks 22 commodity futures and seven sectors. No one commodity can compose less than 2 percent or more than 15 percent of the index, and no sector can represent more than 33 percent of the index.    LBMA Gold Price The LBMA Gold Price is determined twice each business day (10:30 a.m. and 3:00 p.m. London time) by the participants in a physically settled, electronic and tradable auction administered by the IBA using a bidding process that determines the price of gold by matching buy and sell orders submitted by the participants for the applicable auction time.    Standard Deviation Measures the historical dispersion of a security, fund or index around an average. Investors use standard deviation to measure expected risk or volatility, and a higher standard deviation means the security has tended to show higher volatility or price swings in the past.    Consumer Prices (CPI) Consumer Prices (CPI) are a measure of prices paid by consumers for a market basket of consumer goods and services. The yearly (or monthly) growth rates represent the inflation rate.    ssga.com | spdrs.com    Important Risk Information The views expressed in this material are the views of George Milling-Stanley, Howard Wen and Diego Andrade and are subject to change based on the market and other conditions.    Investing involves risk, and you could lose money on an investment in GLD.    ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.    Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.    Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.    Diversification does not ensure a profit or guarantee against loss.    Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Shares Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.    GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.    The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council in not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor.    Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.    For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com © 2017 State Street Corporation. All Rights Reserved.    ID10480-IBG-24870 0817 Exp. Date: 10/31/2017 4 Debunking 5 Common Gold Misconceptions

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.